Exhibit 99

News
PPG Industries

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
Contact:
Jack Maurer
412-434-2181
jmaurer@ppg.com
Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

Amended reorganization plan filed for Pittsburgh Corning Corp.
PITTSBURGH, Jan. 30, 2009 — PPG Industries (NYSE:PPG) today announced that an amended plan of reorganization for Pittsburgh Corning Corp., has been filed in the United States Bankruptcy Court. PPG is a 50 percent shareholder of Pittsburgh Corning, which filed for Chapter 11 Bankruptcy protection in 2000. Under the terms of the amended plan, all current and future personal injury claims against PPG relating to exposure to asbestos-containing products manufactured, distributed or sold by Pittsburgh Corning will be channeled to a trust for resolution. The amended plan is subject to court approval and appeals processes, after which it would become effective and payments to the trust by PPG and its participating insurers would begin according to a modified PPG settlement arrangement that is part of the amended plan.
In 2002, PPG entered into a settlement arrangement relating to asbestos claims. The company has reserved approximately $900 million for that settlement arrangement. Under the modified settlement arrangement, PPG’s obligation is currently $735 million for claims that will be channeled to the trust. PPG will retain the approximately $165 million difference as a reserve for asbestos-related claims that will not be channeled to the trust.
“This amended plan addresses the issues raised by the court in its 2006 opinion on the matter, and while we continue to believe PPG is not responsible for injuries caused by Pittsburgh Corning products, this amended plan would permanently resolve PPG’s asbestos liabilities associated with Pittsburgh Corning,” said James C. Diggs, PPG senior vice president, general counsel and secretary. “We believe the modified settlement arrangement and the remaining reserve are very advantageous for the company because the vast majority of PPG’s asbestos-related claims will be paid or otherwise resolved by the trust.”
Under the modified settlement arrangement, PPG’s obligation to the trust consists of cash payments over a 15-year period totaling $825 million, about 1.4 million shares of PPG stock or cash equivalent, and its shares in Pittsburgh Corning and Pittsburgh Corning Europe. The obligation under the modified settlement arrangement at December 31, 2008 totals $735 million or approximately $460 million net of the associated tax benefit. PPG’s obligation under the modified settlement arrangement includes the net present value of the cash payments of $825 million, which will be adjusted quarterly to reflect the accretion of interest. In addition, PPG’s participating historical insurance carriers will make cash payments to the trust of approximately $1.6 billion in a series of payments ending in 2027.
Since the filing of the Pittsburgh Corning bankruptcy in 2000, interested parties, including PPG, have engaged in extensive negotiations, made numerous filings with the court and participated in many hearings on this matter. In December 2006, the court denied confirmation of the previous amended reorganization plan for Pittsburgh Corning, on the basis that the plan was too broad in the treatment of allegedly independent asbestos claims not associated with Pittsburgh Corning. PPG believes this amended plan meets the court’s concerns.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 140 manufacturing facilities and equity affiliates and operates in more than 60 countries. Sales in 2008 were $15.8 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the company’s operations, as discussed in PPG Industries’ reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors is the unpredictability of the final rulings with respect to the Pittsburgh Corning amended plan of reorganization, as well as possible future litigation that could result if the modified settlement arrangement described above does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the factors presented here are representative, they should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.